UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.____)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

KODIAK SCIENCES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KODIAK SCIENCES INC.
2631 Hanover Street
Palo Alto, CA 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Monday, June 8, 2020 at 9:00 a.m. Pacific Daylight Time

TO THE HOLDERS OF COMMON STOCK OF KODIAK SCIENCES INC.:

The Annual Meeting of Stockholders of Kodiak Sciences Inc., a Delaware corporation, will be held virtually via live webcast on Monday, June 8, 2020, at 9:00 a.m. Pacific Daylight Time.  The meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect as Class II directors the three nominees named in this proxy statement to serve until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Kodiak Sciences Inc. fixed the close of business on April 9, 2020 as the record date for the meeting.  Only stockholders of record of our common stock on April 9, 2020 are entitled to notice of and to vote at the meeting.  Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 28, 2020 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders.  This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail.  This proxy statement and our 2019 annual report can be accessed at the following internet address: www.proxydocs.com/KOD.

The 2020 Annual Meeting of Stockholders will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of June 4, 2020 at 2:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2020 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend via webcast the 2020 Annual Meeting of Stockholders, we urge you to submit your vote via the internet, telephone or mail.

We appreciate your continued support of Kodiak Sciences Inc. and look forward to you joining our meeting or receiving your proxy.

By order of the board of directors,

Victor Perlroth, M.D.

Chief Executive Officer and Chairman of the Board

Palo Alto, California

April 28, 2020

TABLE OF CONTENTS

KODIAK SCIENCES INC.
2631 Hanover Street
Palo Alto, CA 94304

PROXY STATEMENT
FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
to be held on Monday, June 8, 2020 at 9:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Monday, June 8, 2020 and any postponements, adjournments or continuations thereof.  The Annual Meeting will be held virtually via webcast on June 8, 2020 at 9:00 a.m. Pacific Daylight Time.  On or about April 28, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our annual report to stockholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement.  You should read this entire proxy statement carefully.  Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•

the election, as Class II directors, of the three nominees named in this proxy statement to hold office until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the three nominees named in this proxy statement for election as Class II directors; and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 9, 2020, the record date, may vote at the Annual Meeting.  As of the record date, we had 44,452,701 shares of common stock outstanding.  A list of the stockholders of record will be available at the 2020 Annual Meeting.  For ten calendar days prior to the Annual Meeting, a list of our stockholders of record will be available for viewing during ordinary business hours at our corporate offices located at 2631 Hanover Street, Palo Alto, CA 94304.  Due to COVID-19 and related government restrictions and business impact, our corporate offices may be subject to limited business hours and temporary closures; if the Company’s corporate offices are not open during regular hours, stockholders can call and leave a voice message request at (650) 281-0850 to make alternate arrangements for access to the list of stockholders of record.  In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date.  We do not have cumulative voting rights for the election of directors.

Registered Stockholders.  If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us.  As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

Street Name Stockholders.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares.  Beneficial owners are also invited to attend via webcast the Annual Meeting.  However, since a beneficial owner is not the stockholder of record, you may not vote your shares directly at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.  If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by internet at https://www.proxypush.com/KOD, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on June 7, 2020 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at (866) 230-6348 (have your proxy card in hand when you call), until 11:59 p.m. Eastern Time, on June 7, 2020;
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•

by attending and voting at the Annual Meeting via webcast. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of June 4, 2020 at 2:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2020 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

Can I change my vote?

Yes.  You can change your vote or revoke your proxy any time before the final vote at the Annual Meeting by:

•	entering a new vote by internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Corporate Secretary of Kodiak Sciences Inc., in writing, at the address listed on the front page; or
•	voting at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors.  The persons named in the proxy have been designated as proxies by our board of directors.  When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder.  If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above.  If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares.  If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the internet.  On or about April 28, 2020, we expect to mail to our stockholders a Notice that contains instructions on how to access our proxy materials on the internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report.  Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.  We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce our costs and the environmental impact of our annual meetings.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law.  The presence, online at the Annual Meeting or represented by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting.  A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter.  Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock.  See the section of this proxy statement captioned “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum.  Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting.  “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors.  As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•

Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of a majority of the shares present online at the Annual Meeting or represented by proxy at the meeting and entitled to vote thereon to be approved.  Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal.  Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting.  All expenses associated with this solicitation will be borne by us.  We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers.  In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter — the proposal to ratify the appointment of PricewaterhouseCoopers LLP.  Absent direction from you, your broker will not have discretion to vote on the election of directors.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting via webcast.  We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials.  How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved.  Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders.  This procedure reduces our printing costs, mailing costs, and fees.  Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents.  To receive a separate copy, or, if you are receiving multiple copies, to request that Kodiak Sciences Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Kodiak Sciences Inc.
Attention: Corporate Secretary
2631 Hanover Street
Palo Alto, CA 94304
(866) 648-8133

Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner.  For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 29, 2020.  In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Proposals should be addressed to:

Kodiak Sciences Inc.
Attention: Corporate Secretary
2631 Hanover Street
Palo Alto, CA 94304

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement.  Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.  To be timely for our 2021 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 12, 2021; and
•	not later than the close of business on March 14, 2021.

In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2020 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or
•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not attend the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee.  Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Kodiak Sciences Inc. at the address set forth above.  For additional information regarding stockholder recommendations for director candidates, see the section of this proxy statement captioned “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders.  To nominate a director, the stockholder must provide the information required by our bylaws.  In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov.  You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Can I attend the Annual Meeting?

Our Annual Meeting will be held virtually via live webcast on Monday June 8, 2020, at 9:00 a.m. Pacific Daylight Time. There will be no physical meeting location. You will not be able to attend the Annual Meeting in person.  In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of June 4, 2020 at 2:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2020 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

What do I need in order to be able to participate in the Annual Meeting?

In order to attend the Annual Meeting via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of June 4, 2020 at 2:00 p.m. Pacific Daylight Time.  You will need the control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to register.  Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions.

We will have technicians ready to assist you with any technical difficulties you may have registering in advance or accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting within one hour prior to the meeting time, please call the technical support number that will be included in the meeting access email that pre-registered stockholders will receive one hour prior to the meeting.

How do I ask questions at the Annual Meeting?

You may submit questions before the meeting by visiting www.proxydocs.com/KOD.  During the Annual Meeting, you may only submit questions by following the instructions in the meeting access email that pre-registered stockholders will receive one hour prior to the meeting. We will respond to as many inquiries at the Annual Meeting as time allows.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members.  Six of our directors are “independent” under the listing standards of The Nasdaq Stock Market (“Nasdaq”).  Our board of directors is divided into three staggered classes of directors.  At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.  Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.  This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of our board of directors as of April 2, 2020.

Directors and Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Taiyin Yang, Ph.D.(1)	II	66	Director	2019	2020	2023
Bassil I. Dahiyat, Ph.D. (1)(2)(3)	II	49	Director	2018	2020	2023
Charles Bancroft (1)(3)	II	60	Director	2020	2020	2023
Continuing Directors
Richard S. Levy, M.D. (1)(3)	I	62	Director	2018	2022
Robert A. Profusek (2)(3)	I	70	Director	2018	2022
Felix J. Baker, Ph.D. (2)(3)	III	51	Director	2015	2021
Victor Perlroth, M.D.	III	47	Chief Executive Officer, President and Chairman	2009	2021

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

Charles A. Bancroft has served as a member of our board of directors and as chair of our audit committee and member of our nominating and governance committee since April 2020. Prior to joining our company, Mr. Bancroft held a number of leadership roles in commercial, strategy and finance at Bristol-Myers Squibb Company, a global pharmaceutical company, from 1984 until his retirement in March 2020, including serving as the Chief Financial Officer from January 2010 to November 2019.  As of May 2020, Mr. Bancroft is expected to serve as an independent director of GlaxoSmithKline, a public pharmaceutical company.  Mr. Bancroft served as a member of the board of directors of Colgate-Palmolive Company, a public consumer products company, from January 2017 to March 2020. He holds a bachelor’s degree from Drexel University and a M.B.A. from Temple University.

We believe Mr. Bancroft’s extensive management and financial experiences as well as his extensive involvement in the pharmaceutical industry qualify him to serve on our board of directors.

Taiyin Yang, Ph.D. has served as a member of our board of directors and a member of our audit committee since December 2019. Dr. Yang joined Gilead Science, Inc., a research-based biopharmaceutical company, in 1993 and was appointed to her current role as Executive Vice President, Pharmaceutical Development and Manufacturing in January 2015. Prior to joining Gilead, Dr. Yang was Director of Analytical Chemistry at Syntex Corporation, a pharmaceutical company. She received her bachelor’s degree in Chemistry from National Taiwan University and her Ph.D. in Organic Chemistry from the University of Southern California.

We believe Dr. Yang’s extensive experience in the pharmaceutical industry qualifies her to serve on our board of directors.

Bassil I. Dahiyat, Ph.D. has served as a member of our board of directors since June 2018 and as a member of our audit committee and compensation committee since September 2018. Dr. Dahiyat has served as President and Chief Executive Officer of Xencor, Inc., a biopharmaceutical company, since February 2005. Dr. Dahiyat co-founded Xencor in 1997, served as its Chief Executive Officer from 1997 to 2003 and served as its Chief Scientific Officer from 2003 to 2005. In 2005, Dr. Dahiyat was recognized as a technology pioneer by the World Economic Forum. Additionally, Dr. Dahiyat was named one of 2003’s Top 100 Young Innovators by MIT’s Technology Review magazine for his work on protein design and its development for therapeutic applications and has received awards from the American Chemical Society, the Controlled Release Society and the California Institute of Technology. Dr. Dahiyat currently serves on Xencor’s board of directors. Dr. Dahiyat holds a Ph.D. in Chemistry from the California Institute of Technology and B.S. and M.S.E. degrees in Biomedical Engineering from Johns Hopkins University.

We believe Dr. Dahiyat’s significant experience in the pharmaceutical industry and executive management experience qualify him to serve on our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH
OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders

Felix J. Baker, Ph.D. has served as one of our directors since September 2015 and as chair of our compensation committee and a member of our nominating and corporate governance committee since September 2018. Dr. Baker is Co-Managing Member of Baker Bros. Advisors LP. Dr. Baker and his brother, Julian Baker, started their fund management careers in 1994 when they co-founded a biotechnology investing partnership with the Tisch Family. In 2000, they founded Baker Bros. Advisors LP. Dr. Baker currently also serves on the boards of directors of three public companies: Seattle Genetics, Inc., Alexion Pharmaceuticals, Inc. and Kiniksa Pharmaceuticals, Ltd. From July 2012 to November 2019, Dr. Baker served on the board of directors of Genomic Health, Inc. and from October 2000 to June 2015, Dr. Baker additionally served on the board of directors of Synageva BioPharma Corp.  Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school.

We believe Dr. Baker’s experience as a board member and investor in many successful biotechnology companies qualify him to serve on our board of directors.

Victor Perlroth, M.D. co-founded Kodiak Sciences in 2009 and is our Chairman and Chief Executive Officer. Previously, Dr. Perlroth served as Venture Partner and then Entrepreneur in Residence at MPM Capital, a dedicated healthcare venture capital investment firm. In 2003, Dr. Perlroth co-founded Avidia Inc., a biopharmaceuticals drug discovery and development company which was acquired by Amgen Inc., where he served as General Manager and Vice President of Corporate Development. In this role, at various times he had broad management responsibility across both corporate and research and development activities. Previously, Dr. Perlroth worked at Guzik Technical Enterprises, an industry-leading provider of test equipment to the hard disk drive industry, where he was Chief Operating Officer. Dr. Perlroth earned his M.D. and M.B.A. degrees from Stanford University and an A.B. in Molecular Biology summa cum laude from Princeton University.

We believe Dr. Perlroth’s years of management experience in the pharmaceutical industry as well as his extensive understanding of our business, operations, and strategy qualify him to serve on our board of directors.

Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders

Richard S. Levy, M.D. has served as a member of our board of directors since June 2018 and a member of our nominating and corporate governance committee since September 2018. From November 2016 to May 2019, Dr. Levy served as a senior advisor of Baker Bros. Advisors LP, a registered investment advisor focused on long-term investments in life sciences companies on behalf of major university endowments and foundations, after which he served as a consultant to Baker Bros. Advisors LP until December 2019. From January 2009 to April 2016, Dr. Levy served as Executive Vice President and Chief Drug Development Officer of Incyte Corporation, a pharmaceutical company, where he previously served as Senior Vice President of Drug Development from August 2003 to January 2009. Prior to joining Incyte, Dr. Levy served as Vice President, Biologic Therapies, at Celgene Corporation, a biopharmaceutical company, from 2002 to 2003. From 1997 to 2002, Dr. Levy served in various executive positions with DuPont Pharmaceuticals Company, first as Vice President, Regulatory Affairs and Pharmacovigilance, and thereafter as Vice President, Medical and Commercial Strategy. Dr. Levy served at Sandoz, a predecessor company of Novartis, from 1991 to 1997 in positions of increasing responsibility in clinical research and regulatory affairs. Prior to joining the pharmaceutical industry, Dr. Levy served as an Assistant Professor of Medicine at the UCLA School of Medicine. Dr. Levy currently serves on the boards of directors of four public companies: Kiniksa Pharmaceuticals, Ltd., Madrigal Pharmaceuticals Inc., Constellation Pharmaceuticals Inc. and ArTara Therapeutics, Inc. Dr. Levy is board certified in Internal Medicine and Gastroenterology and received his A.B. in Biology from Brown University, his M.D. from the University of Pennsylvania School of Medicine, and completed his training in Internal Medicine and Gastroenterology at the Hospital of the University of Pennsylvania and a fellowship in Gastroenterology and Hepatology at UCLA.

We believe Dr. Levy’s significant experience in the pharmaceutical industry and medical training qualify him to serve on our board of directors.

Robert A. Profusek has served as one of our directors since June 2018, as our lead independent director since August 2018 and as chair of our nominating and corporate governance committee and a member of our compensation committee since September 2018. Mr. Profusek is a partner of the Jones Day law firm where he is the global chair of the firm’s mergers and acquisitions practice. His law practice focuses on mergers, acquisitions, takeovers, restructurings and corporate governance matters. Mr. Profusek is also the lead independent director of Valero Energy Corporation, a publicly traded international manufacturer and marketer of transportation fuels and other petrochemical products, and CTS Corporation, a publicly traded designer and manufacturer of sensors, actuators and electronic components. He served as a director of the managing general partner of Valero L.P. (now known as NuStar Energy L.P.) from 2001 to 2005. Mr. Profusek holds a B.A. from Cornell University and a J.D. from New York University.

We believe Mr. Profusek is qualified to serve as a board member because of his expertise in legal matters, including corporate governance; capital markets expertise attained through his extensive experience in mergers and acquisitions and financing activities; managerial experience attained through his leadership roles with Jones Day; and the knowledge and experience he has attained through his service as a director of other public companies.

Director Independence

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.  Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the board of directors has determined that none of Mr. Profusek, Mr. Bancroft and Drs. Levy, Dahiyat, Yang or Baker, representing six of our seven directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the rules of Nasdaq.  The board of directors also determined that Mr. Bancroft (chairman), and Drs. Dahiyat and Yang , who comprise our audit committee, Drs. Baker (chairman) and Dahiyat and Mr. Profusek, who currently comprise our compensation committee, and Mr. Profusek (chairman), Drs. Baker and Levy, and Mr. Bancroft, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of Nasdaq. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Leadership Structure

Dr. Perlroth, our chief executive officer, is also the Chairman of our board of directors. Our board of directors determined that having our chief executive officer also serve as the Chairman of our board of directors provides us with optimally effective leadership and is in our best interests and those of our stockholders. Dr. Perlroth co-founded our company, and our board of directors believes that Dr. Perlroth’s years of management experience in the pharmaceutical industry as well as his extensive understanding of our business, operations, and strategy make him well qualified to serve as Chairman of our board.

In August 2018, our board of directors appointed Mr. Profusek to serve as our lead independent director. As lead independent director, Mr. Profusek will preside over periodic meetings of our independent directors, serve as a liaison between the Chairman of our board of directors and the independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2019, our board of directors held ten meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend.

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.  Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

The current members of our audit committee are Mr. Bancroft, Drs. Dahiyat and Yang.  Mr. Bancroft is the chairman of the audit committee.  The composition of our audit committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.  Each member of our audit committee meets the financial literacy requirements of Nasdaq.  Our board of directors has determined that Mr. Bancroft and Dr. Dahiyat are audit committee financial experts, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of Nasdaq.

Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee is comprised entirely of directors who are independent for purposes of serving on an audit committee within one year of our initial listing on Nasdaq. Our audit committee will also:

•	approve the hiring, discharging and compensation of our independent registered public accounting firm;
•	oversee the work of our independent registered public accounting firm;
•	approve engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	review the qualifications, independence and performance of the independent registered public accounting firm;
•	review our consolidated financial statements and review our critical accounting policies and estimates;
•	review the adequacy and effectiveness of our internal controls; and
•

review and discuss with management and the independent registered public accounting firm the results of our annual audit, our quarterly consolidated financial statements and our publicly filed reports.

The audit committee had four meetings in 2019. The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of Nasdaq.  A copy of the Audit Committee Charter is available on our website at http://ir.kodiak.com/corporate-governance/governance-overview.

Compensation Committee

The current members of our compensation committee are Drs. Baker and Dahiyat and Mr. Profusek.  Dr. Baker is the chairman of our compensation committee.  The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.  Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Our compensation committee oversees our compensation policies, plans and benefits programs.  The compensation committee will also:

•	review and recommend policies relating to compensation and benefits of our officers and employees;
•	review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;
•	evaluate the performance of our officers in light of established goals and objectives;

•	recommend or approve, as applicable, compensation of our officers based on its evaluations; and
•	administer the issuance of stock options and other awards under our stock plans.

During 2019, our compensation committee met seven times.  The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of Nasdaq.  A copy of the Compensation Committee Charter is available on our website at http://ir.kodiak.com/corporate-governance/governance-overview.  Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Mr. Profusek and Drs. Baker, Levy and Mr. Bancroft.  The chairman of the nominating and corporate governance committee is Mr. Profusek.  The composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.

Our nominating and corporate governance committee oversees and assists the board of directors in reviewing and recommending nominees for election as directors.  The nominating and corporate governance committee will also:

•	evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;
•	assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;
•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors;
•	review and make recommendations with regard to our corporate governance guidelines; and
•	evaluate its own performance on an annual basis.

During 2019, our nominating and corporate governance committee held two meetings.  The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of Nasdaq.  A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://ir.kodiak.com/corporate-governance/governance-overview.

Our board of directors may from time to time establish other committees.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees.  In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors.  Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, gender, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our company’s business and other commitments.  Other than the foregoing, there are no stated minimum criteria for director nominees.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board of directors should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences.  In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints.  The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC.  The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above.  This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.  Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing.  Such recommendations must include information about the candidate and the nominating stockholder, including with respect to any holdings of our securities, and a signed letter from the candidate confirming willingness to serve on our board of directors.  The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws.  Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders.  Any nomination should be sent in writing to Kodiak Sciences Inc., Attention: Corporate Secretary, 2631 Hanover Street, Palo Alto, CA 94304.  For our 2021 annual meeting of stockholders, notice must be received by us no earlier than February 12, 2021, and no later than March 14, 2021.  The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Kodiak Sciences Inc., Attention: Corporate Secretary, 2631 Hanover Street, Palo Alto, CA 94304.  All such stockholder communications will be forwarded to the appropriate committee of the board of directors or non-management director.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines.  These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general.  In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers.  The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://ir.kodiak.com/corporate-governance/governance-overview.  We will post amendments to our Corporate Governance Guidelines and Code of Business Conduct and Ethics or waivers of the same for directors and executive officers on the same website.

Risk Management

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors has received regular updates from the management team on the evolving novel coronavirus (COVID-19) situation and is involved in strategy decisions related to the impact of the novel coronavirus (COVID-19) on our business. Our board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Non-Employee Director Compensation

The following table provides information regarding compensation paid by us to our non-employee directors during 2019. Directors who are also our employees receive no additional compensation for their service as a director.  During 2019 one director, Dr. Perlroth, our Chief Executive Officer and Chairman, was an employee.  Dr. Perlroth’s compensation is discussed under the caption “Executive Compensation.”

2019 Director Compensation Table

Name	Fees Earned or paid in Cash	Option Awards(1)	Total
Felix J. Baker, Ph.D. (2)	$—	$150,000	$150,000
Bassil I. Dahiyat, Ph.D. (3)	71,500	150,000	221,500
Richard S. Levy, M.D. (4)	54,000	150,000	204,000
Robert A. Profusek, J.D. (5)	80,338	150,000	230,338
Taiyin Yang, Ph.D.	2,014	400,000	402,014

(1)	Represents fees earned during 2019.
(2)

Represents the aggregate grant date fair value of stock option awards granted in 2019.  These amounts have been computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, without regard to estimated forfeitures.  For a discussion of valuation assumptions, see Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2020.

(3)	As of December 31, 2019, Dr. Baker held options for the purchase of 24,747 shares of common stock.
(4)	As of December 31, 2019, Dr. Dahiyat held options for the purchase of 49,747 shares of common stock, 12,499 of which were vested as of such date.
(5)	As of December 31, 2019, Dr. Levy held options for the purchase of 74,747 shares of common stock, 24,999 of which were vested as of such date.
(6)	As of December 31, 2019, Mr. Profusek held options for the purchase of 74,747 shares of common stock, 24,999 of which were vested as of such date.
(7)	As of December 31, 2019, Dr. Yang held options for the purchase of 8,855 shares of common stock, none of which was vested as of such date.

Director Compensation Program

Director Compensation Policy

The compensation committee retained Compensia, Inc. (“Compensia”), an independent compensation advisory firm, to provide recommendations on director compensation following our initial public offering based on an analysis of market data compiled from certain comparable public companies.  Compensia provided the compensation committee with competitive data, analysis and recommendations regarding non-employee director compensation.  After careful consideration of this information, the scope of the duties and responsibilities of our non-employee directors, and Compensia’s recommendation, in September 2018, our board of directors approved a director compensation policy for our non-employee directors that became effective following our initial public offering.  For purposes of the policy, our board of directors classified each director into one of the two following categories: (1) an “employee director,” is a director who is employed by us; and (2) a “non-employee director,” is a director who is not an employee director.  Only non-employee directors will receive compensation under the director compensation policy.  Non-employee directors will receive compensation in the form of equity and cash under the director compensation policy, as described below.  We believe our non-employee director compensation program provides reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee directors.  All directors will be reimbursed for expenses in their capacities as directors in accordance with our standard expense reimbursement policy.

Equity Compensation

Initial Options. Subject to the limits in our 2018 Equity Incentive Plan (the “2018 Plan”), each person who first becomes a non-employee director (other than a person that ceases to be an employee of ours but remains a director of ours) will be granted an initial option to purchase shares of our common stock with a grant date value of approximately $400,000, which grant will be effective on the first trading date on or after the date on which such person first becomes a non-employee director, whether through election by our stockholders or appointment by our board of directors to fill a vacancy. Each initial option will vest as to 1/3rd of the shares subject to the initial option on the one-year anniversary of the date of grant and as to 1/36th of the shares subject to the initial option each month thereafter, in each case, subject to continued service through each applicable vesting date.

Annual Options. Subject to the limits in the 2018 Plan, each non-employee director who has served on our board of directors for at least six months and who will continue to serve on our board of directors following the applicable annual meeting of our stockholders is automatically granted, on the date of such annual meeting, an annual option to purchase shares of our common stock with a grant date value of approximately $150,000. Each annual option will fully vest on the earlier of (1) the one-year anniversary of the date of grant of the annual option and (2) the day prior to the date of the next annual meeting of our stockholders that occurs following the grant of such annual option, in each case, subject to continued service through the applicable vesting date.

In the event of a change in control, and unless otherwise agreed, each non-employee director will fully vest in his or her outstanding equity awards, including any initial option or annual option, provided that he or she continues to be a non-employee director through such date.

Cash Compensation

Under the Outside Director Compensation Policy, our non-employee directors receive annual cash compensation for service on our board of directors and committees of our board of directors as follows, subject to the limits in the 2018 Plan:

•	$40,000 for service as an outside director;
•	$30,000 for service as non-executive chairperson of the board of directors;
•	$24,000 for service as lead independent director;
•	$20,000 for service as chairperson of the audit committee;
•	$9,000 for service as a member of the audit committee;
•	$13,000 for service as chairperson of the compensation committee;
•	$6,500 for service as a member of the compensation committee;
•	$9,000 for service as chairperson of the nominating and corporate governance committee; and
•	$5,000 for service as a member of the nominating and corporate governance committee (excluding committee chair).

All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP, independent registered public accountants, to audit our financial statements for the year ending December 31, 2020.  During the year ended December 31, 2019, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Kodiak Sciences Inc. and its stockholders.  At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.  Our audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.  Representatives of PricewaterhouseCoopers LLP will be present via webcast at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the audit committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the aggregate fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, for 2019 and 2018.

	Year Ended December 31,
Fee Category	2019	2018
Audit fees (1)	$1,015,990	$662,482
Audit-related fees (2)	22,500
Tax fees	—
All other fees (3)	15,900	900
Total fees	$1,054,390	$663,382

(1)

Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, the review of interim financial statements, and related services that are normally provided in connection with our follow-on offering.

(2)	Audit-related fees include accounting services related to our capped royalty agreement with Baker Bros Advisors LP.
(3)	All other fees include any fees billed that are not audit, audit related, or tax fees. In 2019, these fees correspond to data provisioning services and accounting research software.

In fiscal year 2019, non-audit fees representing a total of 1.5% of PricewaterhouseCoopers LLP’s total fees were approved by the Audit Committee pursuant to the de minimis exception provided by Rule 2-01(c)(7)(i)(C).

Auditor Independence

In 2019, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required the audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees.  The audit committee has the ability to delegate certain of its powers to a subcommittee of its members, but at present maintains all its powers at the committee level.  All fees paid to PricewaterhouseCoopers LLP for 2019 were pre-approved by our audit committee, except for those fees incurred prior to the creation of our audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is currently comprised of three independent directors and operates under a written charter which is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.

The members of the audit committee are currently Mr. Bancroft (Chairman), Drs. Dahiyat and Yang.  Each of the members of the audit committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.  The board of directors has also determined that Mr. Bancroft and Dr. Dahiyat are “audit committee financial experts” as described in applicable rules and regulations of the SEC.

The audit committee appoints an accounting firm as our independent registered public accounting firm.  The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  Management is responsible for our internal controls and the financial reporting process.  The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held four meetings during 2019.  The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, PricewaterhouseCoopers LLP.  Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles.  The audit committee reviewed and discussed the audited financial statements for fiscal year 2019 with management and the independent registered public accounting firm.  The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

The audit committee of the board of directors of Kodiak Sciences Inc.:

Charles Bancroft (Chairman)

Bassil I. Dahiyat, Ph.D.

Taiyin Yang, Ph.D.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of March 31, 2020.  Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Victor Perlroth, M.D.	47	Chief Executive Officer and Chairman of the Board
Jason Ehrlich, M.D., Ph.D.	44	Chief Medical Officer and Chief Development Officer
John A. Borgeson	58	Senior Vice President and Chief Financial Officer

There are no family relationships among any of the directors or executive officers.

Executive Officers

Victor Perlroth, M.D..  See “Board of Directors and Corporate Governance — Continuing Directors” for Dr. Perlroth’s biographical information.”

Jason Ehrlich, M.D., Ph.D. joined Kodiak as our Chief Medical Officer and Chief Development Officer in September 2018. Dr. Ehrlich, an ophthalmologist, is passionate about improving outcomes for patients with vision-threatening eye diseases through the development of innovative medicines. He is internationally recognized for his leadership and expertise in ophthalmic drug development. Prior to joining Kodiak, Dr. Ehrlich served in an executive capacity as Global Head, Clinical Ophthalmology at Genentech, a member of the Roche Group of pharmaceutical companies. In roles of increasing responsibility at Genentech and Roche from July 2008 to August 2018, Dr. Ehrlich’s efforts as lead clinician for Lucentis in diabetic eye disease resulted in a unanimous FDA Advisory Committee vote and the first-ever FDA approval of an intraocular drug for diabetic macular edema. He then championed further expanding the Lucentis labeling into all forms of diabetic retinopathy, resulting in another first-ever FDA approval. Dr. Ehrlich guided the integration of the ophthalmic drug delivery company ForSIGHT VISION4 into Genentech/Roche after its acquisition, including oversight of the successful Phase II study of the ranibizumab Port Delivery System. In his work, Dr. Ehrlich has participated in or overseen numerous supplemental biologics license applications and both FDA and European health authority interactions. He led the global development of lampalizumab towards an innovative new therapy for the dry form of age-related macular degeneration, including design and execution of the pivotal Phase III program that included over 1,800 patients, over 275 sites, and more than 20 countries. He also oversaw his team’s effort to secure FDA approvals of Lucentis in its prefilled syringe and for choroidal neovascularization due to pathologic myopia, and the successful transition to global Phase III development of RO6867461, a novel bispecific antibody for retinal vascular disease. Dr. Ehrlich completed his Ophthalmology residency at Stanford University School of Medicine, earned his M.D. and Ph.D. degrees from Stanford through the NIH-funded Medical Scientist Training Program, and received his A.B. in Molecular Biology summa cum laude from Princeton University.

John A. Borgeson is our Senior Vice President, Chief Financial Officer and Secretary and has served in this position since January 2016. Mr. Borgeson brings over 25 years of pharmaceutical industry experience in finance, strategy and operations on a global scale. From January 2013 until December 2015, Mr. Borgeson led finance for a variety of private biotech companies, including Labrys Biologics, Inc., which was acquired by Teva Pharmaceuticals. Previously, Mr. Borgeson was a Vice President of Finance at Pfizer Inc. and a member of Pfizer’s Global Finance and Business Operations Leadership Team. Mr. Borgeson’s roles at Pfizer included finance head for Pfizer’s biotherapeutics and bioinnovation group and corporate tax executive with responsibility for the United States and Europe. Mr. Borgeson started his career as an auditor with Ernst & Young and is a certified public accountant (inactive). He has an M.B.A. from R.I.T. and an undergraduate degree from the School of Management at the University at Buffalo (S.U.N.Y.).

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions.  Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers that report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation.  Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement.  Our compensation committee then reviews the recommendations and other data and makes decisions as to the components of, and total compensation paid to, each executive officer other than the Chief Executive Officer. The compensation committee makes recommendations as to the components of, and total compensation paid to, the Chief Executive Officer, with the final determination made by the full board of directors.

The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies.  Beginning in 2018, the compensation committee retained Compensia to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis.  Accordingly, Compensia now serves at the discretion of the compensation committee.  The compensation committee engaged Compensia to assist in developing a group of peer companies (which is reevaluated and revised periodically) to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2019 and 2018.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation	Total
Victor Perlroth, M.D.(4)	2019	$525,659	$—	$—	$16,714,242	$392,606	$9,500	$17,642,007
Chief Executive Officer and Chairman of the Board	2018	427,536	300,000	—	5,169,207	—	—	5,896,743
John A. Borgeson (5)	2019	401,500	—	889,471	4,697,833	224,879	9,500	6,223,183
Senior Vice President and Chief Financial Officer	2018	327,218	180,000	—	1,605,320	—	—	2,112,538
Jason Ehrlich, M.D., Ph.D. (6)	2019	447,700	—	852,716	6,085,991	250,747	79,011	7,716,165
Chief Medical Officer and Chief Development Officer	2018	146,667	290,000	594,000	2,696,297	—	18,323	3,745,287

(1)

For 2018, the amounts in this column represent cash bonuses awarded for Company performance, but which were paid in the subsequent year. For 2018 for Dr. Ehrlich, the amounts in this column also include the cash retention bonus described in (5) below.

(2)

The dollar amounts in this column represent the aggregate grant date fair value of restricted stock unit awards and stock option awards granted in 2019 and 2018, respectively, and do not necessarily represent the actual value that may be realized by the named executive officers.  These amounts have been computed in accordance with FASB ASC Topic 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K. See Equity Awards section below for further details.

(3)

Amounts for 2019 represent cash bonuses earned in that year and paid in the subsequent year based on achievement of performance goals and other factors deemed relevant by our Board and compensation committee.

(4)

“All Other Compensation” for Dr. Perlroth includes matching of contributions made under 401(k) plan as well as term life insurance premiums paid by us on behalf of the named executive officers. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees.

(5)	“All Other Compensation” for Mr. Borgeson includes matching of contributions made under 401(k) plan as well as term life insurance premiums.
(6)

"Bonus"  for Dr. Ehrlich in 2018 also consists of (a) a $90,000 performance bonus described in (1) above and (b) a $200,000 cash retention bonus, which will be repayable by him on a pro-rated basis if his employment is terminated by us for "cause" or by him without “good reason" (as such terms are defined in his amended employment agreement) before the second anniversary of the effective date of his original employment agreement. For 2019 “All Other Compensation” for Dr. Ehrlich includes includes matching of contributions made under 401(k) plan, term life insurance premiums and amounts paid to Dr. Ehrlich relating to his housing and travel allowance. For 2018, “All Other Compensation” for Dr. Ehrlich represents amounts paid to Dr. Ehrlich relating to his housing and travel allowance.

Equity Awards

In July 2019, our compensation committee granted an annual equity award in the form of an option to purchase shares of our common stock to our executive officers. At that time, it also determined that it would divide the stock option into two separate grants, one to be approved in July and the other to be approved in December.

After reviewing a competitive market analysis prepared by its compensation consultant and considering various other factors, our compensation committee determined that the target value of such equity awards should be established at the 60th percentile of the competitive market. To convert this value to a number of stock options, our compensation committee used the Black-Scholes model and the 30-day volume weighted average price of our common stock. Half of the resulting number of shares was then granted to our named executive officers on July 16, 2019 in the form of a stock option with an exercise price of $14.23 per share.

In the second half of 2019, important achievements driving company value included the release of encouraging clinical data and the closing of two financing transactions that provided the company with substantial resources to fund accelerated clinical, manufacturing, and commercial plans for its lead product candidate.  As a result of these developments, the market price of our common stock increased significantly.

Following through on its prior commitment to grant the second half of the annual stock option award to our executive officers, on December 30, 2019 our compensation committee granted the remaining options with an exercise price of $73.51 per share.

On December 30, 2019, the compensation committee also awarded performance-vested equity awards in recognition of the company’s exceptional performance. Such awards vest 1/4th upon achievement of the Performance Criteria; thereafter the shares vest in three equal installments on each of the first, second, and third anniversaries of the achievement of the Performance Criteria. “Performance Criteria” for these awards is based on achieving patient enrollment thresholds in planned clinical trials.  Dr. Perlroth’s performance-based grant consisted of 100% stock options aligning his incentives towards future stock price appreciation while other named executive officers received a mix of approximately 50% stock options and 50% restricted stock units.

Based on their exercise price of $73.51 and with the closing market price of our common stock equal to $52.62 per share as of April 27, 2020, the stock options granted December 30, 2019 are significantly “out-of-the-money.”

Non-Equity Incentive Plan Compensation & Bonus

2019 Non-Equity Incentive Plan Payments

The target award opportunity for each of our named executive officers was as set forth in the Executive Employment Agreements entered into between us and each of the named executive officers. The target incentive amounts in the Executive Employment Agreements were 55% of base salary for Dr. Perlroth, 40% for Mr. Borgeson and 40% for Dr. Ehrlich.

In January 2020, the compensation committee completed an evaluation of our overall performance for 2019, the named executive officers’ respective contributions in achieving this performance. The compensation committee’s review was based on company performance against high impact company goals, including advancing KSI-301 product candidate and KSI-501 development candidate, defining the manufacturing roadmap for late stage clinical and commercial supply, expanding early pipeline, organizational and team building, and managing cash flow. Following such review, the compensation committee exercised its discretion in awarding Dr. Ehrlich and Mr. Borgeson cash bonuses of $250,747 and $224,879, respectively. Our compensation committee exercised its discretion in recommending a bonus of $392,606 for Dr. Perlroth, which our board of directors subsequently approved in accordance with company policy.

Executive Employment Arrangements

Victor Perlroth, M.D.

For 2020, our Chief Executive Officer and Chairman, Dr. Perlroth’s annual base salary is $550,000 and he is eligible for an annual incentive payment equal to 55% of his base salary, subject to achievement of performance metrics.  We entered into an employment agreement with Dr. Perlroth in September 2018.  The employment agreement has no specific term and constitutes at-will employment.

Dr. Perlroth’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to 18 months of base salary, (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 150% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to 18 months, or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the

12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Dr. Perlroth is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Dr. Perlroth’s outstanding equity awards will vest. The receipt of benefits specified in this paragraph is conditioned upon Dr. Perlroth’s execution and non-revocation of a customary release of claims with us.

For information regarding Dr. Perlroth’s outstanding equity grants, see the section captioned “— Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

John A. Borgeson

For 2020, our Senior Vice President, Chief Financial Officer and Secretary, Mr. Borgeson’s annual base salary is $410,000, and he is eligible for an annual incentive payment equal to 40% of his base salary, subject to achievement of performance metrics.  We entered into an employment agreement with Mr. Borgeson in September 2018.  The employment agreement has no specific term and constitutes at-will employment.

Mr. Borgeson’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to nine months base salary (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 12 months base salary), (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, 100% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to nine months (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, for up to 12 months), or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Mr. Borgeson is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Mr. Borgeson’s outstanding equity awards will vest. The receipt of benefits specified in this paragraph is conditioned upon Mr. Borgeson’s execution and non-revocation of a customary release of claims with us.

For information regarding Mr. Borgeson’s outstanding equity grants, see the section captioned “— Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

Jason Ehrlich, M.D., Ph.D.

For 2020, our Chief Medical Officer and Chief Development Officer, Dr. Ehrlich’s annual base salary is $455,400, and he is eligible for an annual incentive payment equal to 40% of his base salary, subject to achievement of performance metrics.  In addition, in connection with his hiring, Dr. Ehrlich received a $200,000 cash retention bonus, which will be repayable by him to us on a pro-rated basis if his employment is terminated by us for “cause” or by him without “good reason” (as such terms are defined in his amended employment agreement) before August 26, 2020 (the second anniversary of the effective date of his original employment agreement). Dr. Ehrlich is also eligible to receive an allowance of up to $10,000 per month for the first 36 months following his start date for his housing and travel expenses incurred while he is employed by us. We entered into an amended employment agreement with Dr. Ehrlich in September 2018.  The employment agreement has no specific term and constitutes at-will employment.

Dr. Ehrlich’s amended employment agreement also provides that if his employment is terminated by us without cause, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to nine months base salary (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his amended employment agreement) and ending 24 months after a corporate transaction, 12 months’ base salary), (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, 100% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to nine months (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, for up to 12 months), or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Dr. Ehrlich is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Dr. Ehrlich’s outstanding equity awards will vest. The receipt of benefits specified in this paragraph is conditioned upon Dr. Ehrlich’s execution and non-revocation of a customary release of claims with us.

For information regarding Dr. Ehrlich’s outstanding equity grants, see the section captioned “— Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

Equity Plans

The 2018 Plan provides that in the event of our merger with or into another corporation or other entity or a “change in control,” (as defined in the 2018 Plan), each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction.  The award will then terminate upon the expiration of the specified period of time.

Under our 2015 Share Incentive Plan (the “2015 Plan”), unless otherwise described in an award agreement, in the event of a corporate transaction (as defined in the 2015 Plan), each outstanding option will either be (1) assumed or an equivalent option or right will be substituted by the successor corporation (or a parent or subsidiary of the successor corporation), or (2) terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the shares underlying the portion of the option that is vested and exercisable immediately prior to the consummation of the corporate transaction over the per share exercise price of the option. If the successor corporation (or a parent or subsidiary of the successor corporation) does not agree to such assumption, substitution, or exchange, each such option will terminate upon the completion of the corporate transaction. Unless a participant’s award agreement, employment agreement or other written agreement provides otherwise, if the corporate transaction constitutes a triggering event (as defined in the 2015 Plan) and any outstanding option held by a participant is to be terminated (in whole or in part), each such option will become fully vested and exercisable before the completion of the triggering event at such time and on such conditions as the administrator determines. The administrator will notify the participant that the option will terminate at least five days before the date the option terminates.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2019.

	Option Awards						Stock Awards
		Number of Securities Underlying Option (#)
Name	Vesting Commencement Date	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Share or Units of Stock That Have Not Vested ($)(1)
Victor Perlroth, M.D.	12/30/2019	—	111,850	(3)(7)	73.51	12/29/2029	—		—
	12/30/2019	—	241,500	(3)(4)	73.51	12/29/2029	—		—
	7/16/2019	25,156	216,344	(3)(4)	14.23	7/15/2029	—		—
	10/3/2018	126,184	414,607	(1)(2)	10.00	10/3/2028	—		—
	3/1/2018	262,500	337,500	(2)(3)(4)	5.38	4/2/2028	—		—
	9/8/2015	300,000	—	(2)(3)(4)	1.04	6/24/2026	—		—
John A. Borgeson	12/30/2019	—	19,250	(7)	73.51	12/29/2029	—		—
	12/30/2019	—	67,500	(4)	73.51	12/29/2029	—		—
	12/30/2019	—	—		—	—	12,100	(7)	870,595
	7/16/2019	7,031	60,469	(4)	14.23	7/15/2029	—		—
	10/3/2018	37,720	123,942	(1)(2)	10.00	10/3/2028	—		—
	3/1/2018	87,500	112,500	(2)(4)	5.38	4/2/2028	—		—
	1/1/2016	86,767	1,847	(2)(3)(4)	1.04	6/24/2026	—		—
	1/1/2016	—	—		—	—	1,847	(2)(4)	132,892
Jason Ehrlich, M.D., Ph.D.	12/30/2019	—	18,450	(7)	73.51	12/29/2029
	12/30/2019	—	93,000	(4)	73.51	12/29/2029
	12/30/2019	—	—		—	—	11,600	(7)	834,620
	7/16/2019	9,687	83,313	(4)	14.23	7/15/2029	—		—
	9/1/2018	—	—		10.29	9/1/2028	30,000	(2)(5)	2,158,500
	10/3/2018	13,225	43,457	(1)(2)	10.00	10/3/2028	—		—
	10/8/2018	131,737	292,188	(2)(6)	—	—	—		—

(1)	Vests over five years in equal monthly installments, subject to continued service on the applicable vesting date.
(2)

Vesting is subject to the vesting acceleration provisions set forth in the named executive officer’s employment agreement. See “Executive Employment Arrangements” above for more information on vesting acceleration.

(3)	Subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such option.
(4)	Vests over four years in equal monthly installments, subject to continued service on the applicable vesting date.
(5)

Vests as to 50% of the restricted stock units 12 months after the vesting commencement date, as to 25% of the restricted stock units 18 months after the award’s grant date, and as to 25% of the restricted stock units 24 months after the award’s grant date, in each case, subject to continued service through each applicable vesting date.

(6)

Vests as to 25% of the shares on the first anniversary of the vesting commencement date, with the remainder vesting in equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date.

(7)	Vests subject to performance-based milestones.
(8)

The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on Nasdaq on December 31, 2019, the last trading day of the year, which was $71.95 per share.

401(k) Plan

We maintain a 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees, including our named executive officers, are able to defer eligible compensation subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the “Code”). All participants’ interests in their deferrals are 100% vested when contributed. In 2019, we amended the 401(k) Plan to provide employer matching contributions of 100% of employee contributions up to a maximum of 50% of the individual maximum contribution limit allowed under the IRS rules. Company matching for the 401(k) plan became effective January 1, 2019. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are generally not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made. The 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) plan component.

Compensation Committee Interlocks and Insider Participation

During 2019, the members of our compensation committee included Drs. Baker and Dahiyat and Mr. Profusek.  The current members of our compensation committee are Drs. Baker and Dahiyat and Mr. Profusek.  None of the members of our compensation committee is or has been an officer or employee of ours.  None of our executive officers currently serves, or in the past year has served, as a member of our board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Insider Trading Policy

In connection with our initial public offering, we established an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2020 for:

•	each person who we know beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 44,452,701 shares outstanding as of March 31, 2020.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock.  We have determined beneficial ownership in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.  In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after March 31, 2020.  Certain of the options granted to our named executive officers and directors may be exercised prior to the vesting of the underlying shares.  We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested.  These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Kodiak Sciences Inc., 2631 Hanover Street, Palo Alto, CA 94304.

Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Entities affiliated with Baker Bros. Advisors LP(1)	11,574,537	26.0%
Victor Perlroth, M.D.(2)	5,777,638	12.5
Dustin A. Moskovitz Trust DTD 12/27/05(3)	2,959,238	6.6
Entities affiliated with Wellington Management Group LLP(4)	3,324,575	7.5
T Rowe Price Associates, Inc.(5)	4,688,147	10.5
Perceptive Life Sciences Master Fund, Ltd.(6)	3,663,557	8.2
Directors and Named Executive Officers:
Victor Perlroth, M.D.(2)	5,777,638	12.5
John Borgeson(7)	440,131	1.0
Jason Ehrlich, M.D., Ph.D.(8)	260,560	*
Felix J. Baker, Ph.D.(1)	11,574,537	26.0
Bassil I. Dahiyat, Ph.D. (9)	25,000	*
Richard S. Levy, M.D. (10)	51,000	*
Robert A. Profusek (11)	60,000	*
Taiyin Yang	—	—
All directors and executive officers as a group (9 persons)(12)	18,464,426	39.3

(*)	Less than one percent.

(1)

Based on a review of the Schedule 13D/A filed on February 26, 2020, the shares of common stock beneficially owned by Baker Bros. Advisors LP, (“BBA”), are held by the following stockholders: (a) 959,561 shares of common stock owned by 667, L.P., (“667”), (b) 11,184 shares of common stock underlying warrants issued to 667 that are exercisable within 60 days of March 31, 2020, (c) 10,464,977 shares of common stock owned by Baker Brothers Life Sciences, L.P., (“BBLS”), and (d) 138,815 shares of common stock underlying warrants issued to BBLS that are exercisable within 60 days of March 31, 2020. BBA is the management company and investment adviser to 667 and BBLS and may be deemed to beneficially own all of the securities held by 667 and BBLS. Baker Bros. Advisors (GP) LLC, (“BBA-GP”), is the sole general partner of BBA. Felix J. Baker, a member of our board of directors, and Julian C. Baker have voting and investment power over our securities held by each of 667 and BBLS, as managing members of BBA-GP. Dr. Baker, BBA and BBA-GP disclaim beneficial ownership of our securities held by 667 and BBLS, except to the extent of their pecuniary interest therein. BBA’s address is 860 Washington Street, 3rd Floor, New York, New York 10014.

(2)

Based on a review of the Schedule 13G filed on February 14, 2020, consists of (a) 3,511,538 shares of common stock held directly by Dr. Perlroth; (b) 1,666,100 shares subject to options held by Dr. Perlroth that are immediately exercisable or exercisable within 60 days of March 31, 2020 including 111,850 shares subject to options with performance based milestones, and (c) 600,000 shares as to which Dr. Perlroth has sole voting power and no investment power. 2,000,000 shares of common stock owned by Dr. Perlroth have been pledged as collateral to secure obligations relating to the previously disclosed Stipulation for Settlement with his spouse.

(3)

Based on a review of the Schedule 13G filed on January 17, 2020, consists of (a) 2,709,238 shares of common stock owned by Dustin A. Moskovitz Trust DTD 12/27/05, (“DM”) and (b) 250,000 shares of common stock underlying warrants issued to DM that are exercisable within 60 days of March 31, 2020.

(4)

Based on a review of the Schedule 13G/A filed on January 28, 2020, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power over 3,001,334 shares of our common stock and shared dispositive power over 3,324,575 shares of our common stock and Wellington Management Company LLP has shared voting power over 2,914,269 shares of our common stock and shared dispositive power over 3,045,874 shares of our common stock. The address of each entity (“Wellington”) is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(5)

Based on a review of the Schedule 13G/A filed on March 10, 2020, T. Rowe Price Associates has sole voting power over 816,103 shares of our common stock and sole dispositive power over 4,688,147 shares of our common stock.  The address for T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)

Based on a review of the Schedule 13G/A filed on February 14, 2020, consists of 3,663,557 shares of common stock beneficially owned by Perceptive Life Sciences Master Fund, Ltd., (“Perceptive”). Perceptive Advisors LLC, (“Perceptive Advisors”) serves as the investment manager to Perceptive and may be deemed to beneficially own the securities directly held by Perceptive. Joseph Edelman is the managing member of Perceptive Advisors and may be deemed to beneficially own the securities directly held by Perceptive. The address for Perceptive is 51 Astor Place, 10th Floor, New York, New York 10003.

(7)

Consists of (a) 170,899 shares of common stock owned by Mr. Borgeson and (b) 269,232 shares subject to options held by Mr. Borgeson that are immediately exercisable or exercisable within 60 days of March 31, 2020.

(8)

Consists of (a) 22,542 shares of common stock owned by Dr. Ehrlich, (b) 223,018 shares subject to options held by Dr. Ehrlich that are immediately exercisable or exercisable within 60 days of March 31, 2020 and (c) 15,000 shares of common stock issuable pursuant to RSUs held by Dr. Ehrlich that are releasable within 60 days of March 31,2020 .

(9)	Consists of 25,000 shares subject to options held by Dr. Dahiyat that are immediately exercisable or exercisable within 60 days of March 31, 2020.
(10)

Consists of (a) 1,000 shares of common stock owned by Dr. Levy and (b) 50,000 shares subject to options held by Dr. Levy that are immediately exercisable or exercisable within 60 days of March 31, 2020.

(11)

Consists of (a) 10,000 shares of common stock owned by Mr. Profusek and (b) 50,000 shares subject to options held by Mr. Profusek that are immediately exercisable or exercisable within 60 days of March 31, 2020.

(12)

Consists of (a) 15,874,683 shares of common stock held by our directors and executive officers then in office and entities affiliated with certain of our directors and executive officers then in office, (b) 2,424,744 shares of common stock issuable pursuant to stock options held by such directors and officers that are exercisable within 60 days of March 31, 2020, including 111,850 shares subject to options with performance based milestones, (c) 15,000 shares of common stock issuable pursuant to RSUs held by such directors and executive officers that are releasable within 60 days of March 31, 2020 and (d) 149,999 shares of common stock issuable pursuant to warrants that are exercisable within 60 days of March 31, 2020.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our equity compensation plans as of December 31, 2019.  All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity compensation plans approved by security holders:
2015 Share Incentive Plan	3,024,365	$5.10	—
2018 Equity Incentive Plan	3,806,077	$28.52	2,118,877
2018 Employee Stock Purchase Plan	—	—	460,000
Equity compensation plans not approved by security holders	—	—	—
Total	6,830,442		2,578,877

(1)	The weighted-average exercise price does not include shares to be issued in connection with the settlement of RSUs, since such awards do not have an exercise price.
(2)

Our 2018 Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 4,300,000 shares; (b) 4% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; and (c) such other amount as our board of directors may determine.  Our 2018 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 920,000 shares, (b) 1% of the outstanding shares of common stock on the first day of such fiscal year; and (c) such other amount as our board of directors, or a committee appointed by our board of directors, may determine.

RELATED PERSON TRANSACTIONS

Related-Person Transaction Policy

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior approval or, in the case of pending or ongoing related person transactions, ratification of our nominating and corporate governance committee. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship where the amount exceeds $120,000, where we were, are or will be involved and in which a related-person had, has or will have a direct or indirect material interest.

Certain transactions with related parties, however, are excluded from the definition of a related person transaction including, but not limited to:

•	compensation of our executive officers and directors that is otherwise disclosed in our public filings with the SEC;
•	compensation, benefits and other transactions available to all of our employees generally;
•	transactions where a related-person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;
•	transactions where a related-person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and
•	transactions where a related-person’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.

No member of the nominating and corporate governance committee may participate in any review, consideration or approval of any related-person transaction where such member or any of his or her immediate family members is the related-person. In approving or rejecting the proposed agreement, our nominating and corporate governance committee shall consider the relevant facts and circumstances available and deemed relevant to the nominating and corporate governance committee, including, but not limited to:

•	the benefits and perceived benefits to us;
•	the materiality and character of the related-person’s direct and indirect interest;
•	the availability of other sources for comparable products or services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties under the same or similar circumstances.

In reviewing proposed related-person transactions, the nominating and corporate governance committee will only approve or ratify related-person transactions that are in, or not inconsistent with, the best interests of us and our stockholders.

In addition to the arrangements described below, we have also entered into the arrangements which are described where required in the section captioned “Executive Compensation — Executive Employment Arrangements”.

Funding Agreement

In December 2019, we and our subsidiary, Kodiak Sciences GmbH, entered into a funding agreement with BBA, pursuant to which BBA purchased the right to receive a capped 4.5% royalty on future net sales of KSI-301 in exchange for $225,000,000 in committed development funding payable to us. Unless earlier terminated or re-purchased by us, the royalty terminates upon the date that BBA has received an aggregate amount equal to 4.5 times the funding amount paid to us. On February 4, 2020, BBA paid us the first $100,000,000 of the funding amount, and the remaining $125,000,000 of the funding amount will be paid following the achievement of 50% enrollment in each of (i) the planned Phase 3 clinical trial of KSI-301 for branch RVO and (ii) the planned Phase 3 clinical trial of KSI-301 for central RVO. We have the option, exercisable at any point during the term of the funding agreement, to repurchase from BBA 100% of the royalties due to BBA under the funding agreement for a purchase price equal to the funding amount paid to us as of such time times 4.5, less amounts paid by us to BBA. The funding agreement was the result of a competitive process overseen by independent and disinterested directors with the assistance of outside counsel.

Participation in Follow-On Offering

In December 2019, we entered into an underwriting agreement with J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC. and Jefferies LLC, as representatives of the several underwriters, relating to a follow-on underwritten public offering of shares of our common stock, or the follow-on offering. Pursuant to the underwriting agreement, we sold an aggregate of 6,900,000 shares of our common stock to the underwriters, including 900,000 shares of common stock that we sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares in connection with the follow-on offering, at a price to the public of $46.00 per share. Our follow-on offering closed on December 6, 2019. At the time of the follow-on offering, entities affiliated with BBA and one of our directors, Dr. Felix J. Baker, purchased 1,902,173 shares of our common stock from the underwriters in the follow-on offering at the follow-on offering price of the shares to the public.

Corporate Transitional Housing

In November 2018, we entered into an agreement with Dr. Perlroth to lease his personal property, located 0.5 miles from our Palo Alto facility, at fair market value to provide flexible corporate housing for relocating employees. Total expected lease payments under the agreement are $141,000 through the lease term ending on June 30, 2019. The lease agreement with Dr. Perlroth was reviewed and approved by our nominating and corporate governance committee in accordance with our related-person transaction policy. The nominating and corporate governance committee determined that the terms of the lease agreement were comparable to the terms available in an arm’s-length transaction.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain of our stockholders, including Dr. Perlroth and BBA. This agreement provides that the certain holders of registrable securities have the right to demand that we file a registration statement or request that their shares of registrable securities be covered by a registration statement that we are otherwise filing. In addition to registration rights, the amended and restated investor rights agreement provided for certain information rights and a right of first offer.

Other Transactions

We have entered into separate indemnification agreements with each of our directors and certain of our officers.

We have granted stock options and restricted stock units to our named executive officers, other executive officers and our non-employee directors.

OTHER MATTERS

Third Party Compensation of Directors

None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).

2019 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2019 are included in our annual report on Form 10-K.  Our annual report and this proxy statement are posted on our website at http://ir.kodiak.com/financial-information/sec-filings and are available from the SEC at its website at www.sec.gov.  You may also obtain a copy of our annual report without charge by sending a written request to Corporate Secretary, Kodiak Sciences Inc., 2631 Hanover Street, Palo Alto, CA 94304.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting.  If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold.  You are, therefore, urged to vote by telephone or by using the internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
Palo Alto, California
April 28, 2020

Annual Meeting of Stockholders of KODIAK SCIENCES INC. Date: Monday, June 8, 2020 Time: 9:00 A.M. PDT Place: Annual Meeting to be held live via the Internet – please visit www.proxydocs.com/KOD for more details. Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR each Nominee Listed Below in Proposal 1 and FOR Proposal 2. 1: Election of Class II Directors For Withhold Directors Recommend 01 Taiyin Yang, Ph.D. 02 Bassil I. Dahiyat, Ph.D. 03 Charles Bancroft For For For For Against Abstain 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020. For TO ATTEND the Annual Meeting of Kodiak Sciences Inc., please visit www.proxydocs.com/KOD for virtual meeting registration details. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Stockholders of Kodiak Sciences Inc. to be held on Monday, June 8, 2020 for Holders as of April 9, 2020 This proxy is being solicited on behalf of the Board of Directors VOTE BY (Please Choose One of the Following Voting Methods): INTERNET Go To www.proxypush.com/KOD Cast your vote online. View Meeting Documents. OR TELEPHONE Call 866-230-6348 Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. OR MAIL Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR DURING THE MEETING Register at www.proxydocs.com/KOD prior to 2 p.m. PDT on June 4, 2020. Follow the instructions sent to your email The undersigned hereby appoints Victor Perlroth and John Borgeson, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Kodiak Sciences Inc. which the undersigned is entitled to vote at said meeting and any adjournments or postponements thereof upon the matters specified and upon such other matters as may be properly brought before the meeting, conferring authority upon such true and lawful attorneys to vote in their discretion upon the matters specified and on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR PROPOSAL 2. PROXY TABULATOR FOR KODIAK SCIENCES INC. P.O. BOX 8016 CARY, NC 27512-9903

Proxy — KODIAK SCIENCES INC. Annual Meeting of Stockholders Monday, June 8, 2020, 9:00 A.M. PDT This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Victor Perlroth and John Borgeson (the “Named Proxies”) and each or either of them as proxies for the undersigned, with full power of substitution and revocation, to vote all the shares of common stock of Kodiak Sciences Inc., a Delaware corporation (“the Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held live via the Internet at www.proxydocs.com/KOD on Monday, June 8, 2020, 9:00 A.M. PDT and all adjournments and postponements thereof. The purpose of the Annual Meeting is to take action on the following: 1. To elect as Class II directors the three nominees named in the proxy statement to serve until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified; 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020. The three directors up for election under proposal 1 are: Taiyin Yang, Ph.D., Bassil I. Dahiyat, Ph.D and Charles Bancroft. The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” proposal 2. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director under proposal 1 and “FOR” proposal 2. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Named Proxies cannot vote your shares unless you sign and return this card. Please separate carefully at the perforation and return just this portion in the envelope provided.